Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, April 28, 2009	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS FIRST QUARTER RESULTS
First Quarter Sales of $1.6 Billion Produce Net Income per Share of $0.36
     DULUTH, GA — April 28 — AGCO, Your Agriculture Company (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $1.6 billion and net income of $0.36 per share for the first quarter of 2009. These results compare to net sales of approximately $1.8 billion and net income of $0.59 per share for the first quarter of 2008. Excluding unfavorable currency translation impacts of approximately 14.5%, net sales in the first quarter of 2009 increased approximately 2.9% compared to the same period in 2008.
     “Demand for agricultural equipment is weakening in all the major world markets as the global economic turmoil and constrained credit markets begin to impact our industry,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “In the first quarter, the credit-challenged markets of Eastern Europe and Russia experienced significant declines, while industry demand continues to erode in South America where dry weather conditions and credit availability are factors. Despite the disruption in the general economy, farm fundamentals remain strong, and we continue to be optimistic about long-term world grain demand and the future growth prospects for our company.”
     “We are taking aggressive actions to control expenses, reduce our production and lower our investment in working capital in line with weaker market conditions,” Mr. Richenhagen continued. “We are balancing near-term cost reductions with continued investment in longer-term growth initiatives. We remain positioned to focus on operational improvements and additional investment in new products. The short-term cost reduction actions and production cuts should see us through this downturn, while our strategic investments should position us for profitable growth as market conditions improve.”
First Quarter Results
     Net sales were $1,579.0 million for the first quarter of 2009, compared to $1,786.6 million for the first quarter of 2008. AGCO’s North American sales grew approximately 12.7% in the first quarter of 2009 compared to the first quarter of 2008, excluding unfavorable currency translation impacts of approximately 5.8%. In the North American region, stronger sales of balers and tillage equipment produced much of the improvement. Net sales in the first quarter of 2009 in the Europe/Africa/Middle East (EAME) region increased approximately 8.7% when compared to the first quarter of 2008, excluding unfavorable currency translation impacts of approximately 16.3%. Growth in Germany, France and the United Kingdom was partially offset by lower sales in Scandinavia, Spain, Eastern Europe and Russia. Weaker market conditions in Brazil and Argentina during the first quarter of 2009 drove a net sales decrease of approximately 26.6% in the South American region, excluding unfavorable currency translation impacts of approximately 17.6%, compared to the same period in 2008. Net sales in AGCO’s Asia/Pacific region decreased approximately 1.8% during the first quarter of 2009 compared to the same period in 2008, excluding unfavorable currency translation impacts of approximately 20.8%.
     Gross profit percentage declined approximately 40 basis points in the first quarter of 2009 compared to the same period in 2008 primarily due to lower production volumes. Income from operations for the first quarter of 2009 was $58.6 million compared to $94.2 million for the same period in 2008. Lower margins, unfavorable currency translation impacts and higher levels of engineering expense accounted for most of the decrease. Unit production of tractors and combines for the first quarter of 2009 was down approximately 5% compared to 2008 levels.
     AGCO’s EAME region reported a decline of approximately $19.7 million in income from operations for the first quarter of 2009 compared to the same period in 2008. Reduced gross margins, unfavorable currency translation impacts and increased engineering expenses all contributed to the decline.
     AGCO’s South American region reported a decrease in income from operations of approximately $29.0 million in the first quarter of 2009 compared to the same period in 2008. Significantly lower sales in Brazil and Argentina, the unfavorable impact of currency translation and a shift in sales mix to lower horsepower tractors in Brazil produced lower income from operations compared to the first quarter of 2008.
     Results in AGCO’s North American region benefited from sales growth, expense control initiatives and the improvement in the profitability of AGCO’s sprayer operations. In the first quarter of 2009, income from operations grew approximately $18.2 million compared to the same period in 2008.
     Income from operations in our Asia/Pacific region decreased approximately $3.4 million in the first quarter of 2009 compared to the same period in 2008, due to a decrease in sales and unfavorable currency translation impacts.
Regional Market Results
     North America — Industry unit retail sales of tractors for the first quarter of 2009 decreased approximately 20% over the comparable prior year period. Industry unit retail sales of tractors over 100 horsepower were down modestly compared to strong levels in the prior year, while industry unit retail sales of tractors under 100 horsepower declined significantly compared to the prior year. Industry unit retail sales of combines for the first quarter of 2009 increased approximately 33% from the same period in 2008. AGCO’s unit retail sales of tractors and combines were down in the first quarter of 2009 compared to the same period in 2008.
     Europe — Industry unit retail sales of tractors for the first quarter of 2009 decreased approximately 8% compared to the prior year period. Weaker retail demand in Central and Eastern Europe, Russia, and Spain was partially offset by improved demand in France, Germany, and the United Kingdom. AGCO’s unit retail sales of tractors for the first quarter of 2009 were lower when compared to the prior year period.

     South America — Industry unit retail sales of tractors decreased approximately 19% and industry unit retail sales of combines decreased approximately 44% for the first quarter of 2009 compared to the same period last year. Industry unit retail sales of tractors in Brazil increased approximately 3% while industry unit retail sales in Argentina declined approximately 60%, during the first quarter of 2009 compared to 2008. In January 2009, the Brazilian government initiated a special financing program for small tractors. The new program drove an increase in small tractor sales which offset declines in high horsepower tractors in the professional farming segment. AGCO’s South American unit retail sales of tractors and combines decreased in the first quarter of 2009 compared to 2008.
     Rest of World Markets — Outside of North America, Europe and South America, AGCO’s net sales for the first quarter of 2009 increased approximately 3.5% compared to 2008, primarily due to higher sales in Africa partially offset by lower sales in the Middle East.
     “With commodity prices expected to stay above historical levels and input costs trending down, farmers are generally expected to be profitable in 2009. However, the drop in commodity prices from last year’s record levels and decreased crop production in some regions are expected to result in reduced farm income,” stated Mr. Richenhagen. “The global recession has hurt farmer sentiment and prompted them to be more cautious about their equipment investment decisions. Credit limitations are also a major factor in some regions. We have seen a general softening in demand for our products and our order trends have weakened. There is significant uncertainty regarding market demand for the remainder of the year and AGCO will continue to adjust its production schedule in line with changing demand.”
Outlook
     Worldwide industry retail sales of farm equipment in 2009 are expected to decrease from strong 2008 levels. In North America, weaker general economic conditions are expected to produce declines in industry retail sales of low and medium horsepower tractors. A decline in 2009 farm income and increased farmer conservatism is projected to result in softer industry retail sales of high horsepower tractors and combines compared to 2008. In South America, industry volumes are expected to be down significantly due to dry weather conditions and the impact of the tightened credit environment on planted acreage and crop production. European industry volumes are expected to decline in 2009, with stronger declines in the credit-challenged markets of Central and Eastern Europe and Russia.
     For the full year of 2009, AGCO is targeting earnings per share in a range from $2.00 to $2.50. Net sales are expected to range from $6.7 billion to $7.0 billion including unfavorable currency translation impacts of approximately $900 million to $1.0 billion. AGCO’s earnings are expected to be impacted by lower sales and production volumes and by increased engineering expenses for new product development and Tier 4 emission requirements. The largest impacts from production cuts and working capital reduction initiatives are expected to be incurred in the second quarter. As a result, AGCO’s earnings per share in the second quarter are expected to be significantly lower than reported for the second quarter of 2008.
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     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, April 28, 2009. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Calendar of Events” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, availability of financing, production volumes, industry demand, general economic conditions, working capital and strategic initiatives, currency translation impacts and engineering expense increases, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008. AGCO disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices and changes in the availability of credit for our retail customers, will adversely affect us.

•	The recent poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of this decline, and our forward-looking statements reflect merely our best estimates at the current time.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Most of the retail sales of our products are financed either by our retail finance joint ventures with Rabobank or by a bank or other private lender. During 2008, our joint ventures with Rabobank, which are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines, in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing or any business decision by Rabobank as the controlling member of the joint ventures not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•	Both AGCO and AGCO Finance have substantial accounts receivables from dealers and end-customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•	We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	We have significant pension obligations with respect to our employees and our available cash flow may be adversely affected in the event that payments became due under any pension plans that are unfunded or underfunded. Declines in the market value of the securities used to fund these obligations result in increased pension expense in future periods.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	Our success depends on the introduction of new products, which require substantial expenditures.

•	We depend on suppliers for raw materials, components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•	We have a substantial amount of indebtedness and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

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About AGCO
     AGCO, Your Agriculture Company (NYSE: AG), was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through more than 2,800 independent dealers and distributors, in more than 140 countries worldwide. AGCO provides retail financing through AGCO Finance. AGCO is headquartered in Duluth, Georgia, USA. In 2008, AGCO had net sales of $8.4 billion.
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     Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$96.3	$512.2
Restricted cash	21.1	33.8
Accounts and notes receivable, net	818.6	815.6
Inventories, net	1,585.7	1,389.9
Deferred tax assets	52.8	56.6
Other current assets	193.0	197.1

Total current assets	2,767.5	3,005.2
Property, plant and equipment, net	798.7	811.1
Investment in affiliates	274.0	275.1
Deferred tax assets	23.4	29.9
Other assets	72.2	69.6
Intangible assets, net	168.7	176.9
Goodwill	561.8	587.0

Total assets	$4,666.3	$4,954.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$—	$0.1
Accounts payable	828.7	1,027.1
Accrued expenses	707.9	799.8
Other current liabilities	175.9	151.5

Total current liabilities	1,712.5	1,978.5
Long-term debt, less current portion	614.3	625.0
Pensions and postretirement health care benefits	167.9	173.6
Deferred tax liabilities	101.3	108.1
Other noncurrent liabilities	45.2	49.6

Total liabilities	2,641.2	2,934.8

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	0.9
Additional paid-in capital	1,068.5	1,067.4
Retained earnings	1,415.8	1,382.1
Accumulated other comprehensive loss	(466.9)	(436.1)

Total AGCO Corporation stockholders’ equity	2,018.3	2,014.3

Noncontrolling interests	6.8	5.7

Total equity	2,025.1	2,020.0

Total liabilities and stockholders’ equity	$4,666.3	$4,954.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2009	2008
Net sales	$1,579.0	$1,786.6
Cost of goods sold	1,306.7	1,471.4

Gross profit	272.3	315.2

Selling, general and administrative expenses	161.6	170.6
Engineering expenses	48.0	45.4
Restructuring and other infrequent expenses	—	0.1
Amortization of intangibles	4.1	4.9

Income from operations	58.6	94.2

Interest expense, net	11.7	8.6
Other expense, net	6.5	6.0

Income before income taxes and equity in net earnings of affiliates	40.4	79.6

Income tax provision	14.4	29.8

Income before equity in net earnings of affiliates	26.0	49.8

Equity in net earnings of affiliates	8.3	9.0

Net income	34.3	58.8

Net income attributable to noncontrolling interests	(0.6)	—

Net income attributable to AGCO Corporation and subsidiaries	$33.7	$58.8

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$0.37	$0.64

Diluted	$0.36	$0.59

Weighted average number of common and common equivalent shares outstanding:
Basic	91.9	91.6

Diluted	92.4	99.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income attributable to AGCO Corporation and subsidiaries	$33.7	$58.8

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	28.1	31.0
Deferred debt issuance cost amortization	0.7	1.0
Amortization of intangibles	4.1	4.9
Amortization of debt discount	3.7	3.5
Stock compensation	6.4	6.6
Equity in net earnings of affiliates, net of cash received	(4.6)	(5.3)
Deferred income tax provision	(4.3)	3.4
Gain on sale of property, plant and equipment	(0.2)	(0.1)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(14.1)	(66.2)
Inventories, net	(233.1)	(309.9)
Other current and noncurrent assets	(16.0)	(19.1)
Accounts payable	(169.6)	47.6
Accrued expenses	(61.1)	(29.3)
Other current and noncurrent liabilities	(20.2)	(9.0)

Total adjustments	(480.2)	(340.9)

Net cash used in operating activities	(446.5)	(282.1)

Cash flows from investing activities:
Purchases of property, plant and equipment	(48.5)	(45.9)
Proceeds from sale of property, plant and equipment	0.4	0.2
Investments in unconsolidated affiliates	—	(0.2)
Restricted cash and other	12.6	—

Net cash used in investing activities	(35.5)	(45.9)

Cash flows from financing activities:
Proceeds from (repayment of) debt obligations, net	58.9	(2.7)
Proceeds from issuance of common stock	—	0.1
Payment of minimum tax withholdings on stock compensation	(4.4)	(2.4)
Investments by noncontrolling interests	1.3	—

Net cash provided by (used in) financing activities	55.8	(5.0)

Effect of exchange rate changes on cash and cash equivalents	10.3	1.1

Decrease in cash and cash equivalents	(415.9)	(331.9)
Cash and cash equivalents, beginning of period	512.2	582.4

Cash and cash equivalents, end of period	$96.3	$250.5

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     During the first quarter of 2009 and 2008, the Company recorded approximately $6.4 million and $6.6 million, respectively, of stock compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R (Revised 2004), “Share-Based Payment.” The stock compensation expense was recorded as follows:

	Three Months Ended
	March 31,
	2009	2008
Cost of goods sold	$0.5	$0.2
Selling, general and administrative expenses	5.9	6.4

Total stock compensation expense	$6.4	$6.6

2. INDEBTEDNESS
     Indebtedness at March 31, 2009 and December 31, 2008 consisted of the following:

	March 31,	December 31,
	2009	2008
6 7/8% Senior subordinated notes due 2014	$265.0	$279.4
1 3/4% Convertible senior subordinated notes due 2033	187.2	185.3
1 1/4% Convertible senior subordinated notes due 2036	162.0	160.3
Other long-term debt	0.1	0.1

	614.3	625.1
Less: Current portion of long-term debt	—	(0.1)

Total indebtedness, less current portion	$614.3	$625.0

     In May 2008, the Financial Accounting Standard Board (“FASB”) issued FASB Staff Position (“FSP”) Accounting Principles Board (“APB”) 14-1, “Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (including Partial Cash Settlement)” (“FSP APB 14-1”). The FSP requires that the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement), commonly referred to as an Instrument C under EITF Issue No. 90-19, “Convertible Bonds With Issuer Options to Settle for Cash Upon Conversion,” be separated to account for the fair value of the debt and equity components as of the date of issuance to reflect the issuer’s nonconvertible debt borrowing rate. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and is applied retrospectively to all periods presented (retroactive restatement) pursuant to the guidance in SFAS No. 154, “Accounting Changes and Error Corrections.” The adoption of the FSP on January 1, 2009 impacted the accounting treatment of the Company’s 1 3/4% convertible senior subordinated notes due 2033 and its 1 1/4% convertible senior subordinated notes due 2036 by reclassifying a portion of the convertible notes balances to additional paid-in capital representing the estimated fair value of the conversion feature as of the date of issuance and creating a discount on the convertible notes that will be amortized through interest expense over the life of the convertible notes. The adoption of the FSP also resulted in a significant increase in interest expense and, therefore, reduced net income and basic and diluted earnings per share within the Company’s Condensed Consolidated Statements of Operations. On January 1, 2009, the Company reduced its “Retained earnings” and “Convertible senior subordinated notes” balance by approximately $37.2 million and $57.0 million, respectively, and increased its “Additional paid-in capital” balance by approximately $94.2 million. Due to a tax valuation allowance established in the United States, there was no deferred tax impact upon adoption. In accordance with the provisions of FSP APB 14-1, prior periods have been retroactively restated to reflect the adoption of the standard.

     Holders of the Company’s 1 3/4% convertible senior subordinated notes due 2033 and 1 1/4% convertible senior subordinated notes due 2036 may convert the notes, if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds, respectively, 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes, for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of March 31, 2009 and December 31, 2008, the closing sales price of the Company’s common stock did not exceed 120% of the conversion price of both notes for at least 20 trading days in the 30 consecutive trading days ending March 31, 2009 and December 31, 2008, and, therefore, the Company classified both notes as long-term debt. Future classification of the notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters.
3. INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is current replacement cost (by purchase or by reproduction dependent on the type of inventory). In cases where market exceeds net realizable value (i.e., estimated selling price less reasonably predictable costs of completion and disposal), inventories are stated at net realizable value. Market is not considered to be less than net realizable value reduced by an allowance for an approximately normal profit margin.
     Inventories at March 31, 2009 and December 31, 2008 were as follows:

	March 31,	December 31,
	2009	2008
Finished goods	$732.7	$484.9
Repair and replacement parts	399.3	396.1
Work in process	117.9	130.5
Raw materials	335.8	378.4

Inventories, net	$1,585.7	$1,389.9

4. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States and Canadian securitization facilities and through a qualifying special purpose entity in the U.K. under its European securitization facility. Outstanding funding under these facilities totaled approximately $477.5 million at March 31, 2009 and $483.2 million at December 31, 2008. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $5.0 million and $6.2 million for the three months ended March 31, 2009 and 2008, respectively.
     The Company has an agreement to permit transferring, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its United States and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company continues to service the receivables. As of March 31, 2009, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement was approximately $66.9 million compared to approximately $59.0 million as of December 31, 2008.

5. EARNINGS PER SHARE
     The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three months ended March 31, 2009 and 2008 is as follows:

	Three Months Ended March 31,
	2009	2008
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$33.7	$58.8

Weighted average number of common shares outstanding	91.9	91.6

Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.37	$0.64

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$33.7	$58.8

Weighted average number of common shares outstanding	91.9	91.6
Dilutive stock options, performance share awards and restricted stock awards	0.5	0.3
Weighted average assumed conversion of contingently convertible senior subordinated notes	—	7.4

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	92.4	99.3

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.36	$0.59

6. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2009 and 2008 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
March 31,	America	America	Middle East	Pacific	Consolidated
2009
Net sales	$393.3	$179.5	$965.9	$40.3	$1,579.0
Income from operations	5.2	5.4	77.7	2.4	90.7

2008
Net sales	$367.7	$321.4	$1,045.5	$52.0	$1,786.6
(Loss) income from operations	(13.0)	34.4	97.4	5.8	124.6
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended
	March 31,
	2009	2008
Segment income from operations	$90.7	$124.6
Corporate expenses	(22.1)	(19.0)
Stock compensation expense	(5.9)	(6.4)
Restructuring and other infrequent expenses	—	(0.1)
Amortization of intangibles	(4.1)	(4.9)

Consolidated income from operations	$58.6	$94.2